Exhibit 10.1
Share Purchase and Transfer Agreement
dated 26 June 2008
regarding the acquisition of a limited partnership interest in Eddie Bauer GmbH & Co. KG and a share in Verwaltung Eddie Bauer GmbH
Bird & Bird
Pacellistr.14
80333 Munich
Tel. +49 89 3581 6000
Fax. +49 89 3581 6011

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between
1.	Eddie Bauer, Inc., 10401 NE 8th Street, Suite 500, Bellevue, Washington 98004, USA
— “Seller” —
2.	Werner Schulz, Pfinztalstraße 4, 76227 Karlsruhe, Germany
— “Purchaser” —
3.	Eddie Bauer GmbH & Co. KG, Rotwandweg 3a, 82024 Taufkirchen, Germany, registered with the commercial register of the local court of Munich under HRA 70787
— “EB KG” —
4.	Verwaltung Eddie Bauer GmbH, Rotwandweg 3a, 82024 Taufkirchen, Germany, registered with the commercial register of the local court of Munich under HRB 110300
“EB GmbH” —
5.	Eddie Bauer International Development LLC, 10401 NE 8th Street, Suite 500, Bellevue, Washington 98004, USA
— “EBID” —
— The Seller and EBID collectively “EB USA” —
— The Seller, the Purchaser, EB KG, EB GmbH and EBID collectively the “Parties” and each a “Party”—

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Preamble
A.	EB KG is a limited partnership manufacturing and distributing sportswear, activewear, outerwear and other apparel items, bearing licensed marks of Eddie Bauer, in Germany, Austria and Switzerland. The interest-capital (Festkapital) of EB KG amounts to EUR 4,100,000. Limited partners (Kommanditisten) of EB KG are Heinrich Heine GmbH, Karlsruhe, Windeckstr. 15, 76135 Karlsruhe (“Heinrich Heine”) holding a limited partnership interest (Kommanditanteil) in EB KG in the amount of EUR 2,050,000, SportScheck GmbH, Munich, Sendlinger Straße 6, 80331 Munich (“SportScheck”) holding a limited partnership interest (Kommanditanteil) in EB KG in the amount of EUR 410,000 and the Seller holding a limited partnership interest (Kommanditanteil) in EB KG in the amount of EUR 1,640,000 (the “Seller LP Interests”), consisting of a fixed capital account (Festkapitalkonto) which corresponds with the registered liability capital (Hafteinlage) in the amount of EUR 1,640,000. The registered liability capital for the Seller LP Interests has been fully paid in. A copy of the current partnership agreement of EB KG (the “EB Partnership Agreement”) is attached hereto as Annex A.
B.	EB GmbH is a limited liability company and the sole general partner of EB KG having no share in the capital of EB KG. The registered share capital of EB KG amounts to EUR 100,000. Shareholders of EB GmbH are Heinrich Heine, holding one share with a nominal value of EUR 50,000, SportScheck, holding one share with a nominal value of EUR 10,000 and the Seller, holding one share with a nominal value of EUR 40,000 (the “Seller Share”). A copy of the current articles of association of EB GmbH is attached hereto as Annex B.
C.	The Seller, Heinrich Heine and SportScheck have entered into a Joint Venture Agreement dated 6 June 1995 governing the relationship among the Seller, Heinrich Heine and SportScheck with respect to EB KG and EB GmbH (the “JVA”).
D.	The Seller, and EB KG have entered into a Distribution and License Agreement dated 6 June 1995 as amended from time to time (the “Old License Agreement”). The Seller subsequently assigned its rights and obligations under the Old License Agreement to EBID.
E.	The Parties intend to reorganize their contractual relationship by entering into this agreement (the “Agreement”). In particular:
(i)	The Seller wishes to sell and transfer the Seller LP Interest and the Seller Share to the Purchaser and the Purchaser wishes to acquire such shares.

(ii)	EBID and EB KG wish to replace the Old License Agreement with a new license agreement (the “New License Agreement”).

(iii)	The Purchaser shall indemnify and hold the Seller harmless from any and all capital contribution or other funding obligations or other liabilities of the Seller under the JVA and the EB Partnership Agreement.

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Now, therefore, the Parties agree as follows:
1.	Selected Defined Terms and Abbreviations

In this Agreement, except where set forth otherwise, the following terms and abbreviations shall have the following meaning:

“Business Days”: any days other than Saturdays, Sundays and public holidays, in each case in Munich/Germany.

“Confidential Information”: shall mean information relating to this Agreement (including its Annexes), the Parties and their businesses regardless of the manner of acquisition and of whether such information has been given verbally, in writing or otherwise (e.g., in the form of drawings, photographs or equipment).

“Effective Date”: shall be 2 March 2008, 0.00 am.

“EUR”: Euro, the lawful currency of the European Union.

“GmbHG”: the German Act on Limited Liability Companies.

“HGB”: the German Commercial Code.

“Signing Date” (Unterzeichnungsstichtag): shall be the day on which this Agreement has been duly executed.

“ZPO”: the German Civil Procedure Code.

2.	Sale and Assignment of the Seller LP Interests

2.1	With economic effect as of the Effective Date, the Seller hereby sells (verkaufen) its Seller LP Interests to the Purchaser who accepts such sales.

2.2	The Seller hereby transfers (abtreten) the Seller LP Interests as sold in accordance with Section 2.1 by way of subrogation (im Wege der Sonderrechtsnachfolge) to the Purchaser. The Purchaser hereby accepts such assignments. The transfer shall only become effective upon its registration in the commercial register of EB KG (the “Transfer Date”).

2.3	The sale and transfer of the Seller LP Interests shall include all ancillary rights and obligations appertaining thereto (Nebenrechte), including the rights to undistributed profits and the profit of the current business year and including any and all of Seller’s shareholder accounts (Gesellschafterkonten), and all ancillary obligations for losses and liabilities, including those arising prior to the Transfer Date.

2.4	Heinrich Heine, SportScheck and EB GmbH have consented to such sale and transfer by written declarations attached hereto as Annex 2.4.

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3.	Sale and Transfer of the Seller Share

3.1	With economic effect as of the Effective Date, the Seller hereby sells (verkaufen) the Seller Share to the Purchaser who hereby accepts such sale.

3.2	The Seller hereby assigns (abtreten) the Seller Share as sold in accordance with Section 3.1 to the Purchaser. The Purchaser hereby accepts such assignments. The transfer shall only become effective upon the registration of the transfer of the Seller LP Interests in the commercial register as provided in Section 2.1.

3.3	The sale and transfer of the Seller Share shall include all ancillary rights appertaining thereto (Nebenrechte), including the rights to undistributed profits and the profit of the current business year, and all ancillary obligations, including the obligation for losses and liabilities, including those arising prior to the Transfer Date.

3.4	Pursuant to Section 7 of the articles of association of EB GmbH, a transfer of shares requires the consent of all shareholders. Heinrich Heine and SportScheck have consented to such sale and transfer by written declarations attached hereto as Annex 3.4.

3.5	The Parties shall without delay notify EB GmbH of the transfer of the Seller Share in accordance with Section 16 GmbHG.

4.	Purchase Price and Payment Terms / Purchase Price Adjustment

4.1	The purchase price for the Seller LP Interests shall be EUR 1 and the purchase price for the Seller Share shall be EUR 1; thus, the aggregate purchase price amounts to EUR 2 (the “Final Purchase Price”).

4.2	The Purchaser hereby pays the Final Purchase Price in cash to the Seller and the Seller acknowledges receipt of the amount of EUR 2.

4.3	In case the Purchaser sells, assigns, transfers, merges or otherwise disposes all or part of the shares Purchaser holds or will hold in EB KG (or any of EB KG’s legal successors) (the “Resale”), the Purchaser shall be entitled to
(a)	26.5% (40% of 2/3rds) of the purchase price which the Purchaser receives as a result of such Resale or Resales if the underlying Resale agreement or agreements is or are signed before 28 February 2009, and/or

(b)	13.2% (40% of 1/3rd) of the purchase price which the Purchaser receives as a result of such Resale or Resales if the underlying Resale agreement or agreements is or are signed after 28 February 2009 but before 28 February 2010.
4.4	The Purchaser shall notify the Seller of any Resale and submit any agreement underlying the Resale to the Seller, in each case without undue delay (unverzüglich). In the event that in the Resale consideration other than in cash is provided for, or if

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such Resale is made partly or in full without consideration (the “Non-Consideration”), the Purchaser shall state in the notification to the Seller the equivalent monetary value of such consideration or Non-Consideration. The value of such consideration shall be determined in accordance with the respective consideration’s fair market value. The value of the Non-Consideration shall be determined in accordance with the respective EB KG share’s fair market value. In the event of doubt as to the accuracy of such valuation, the Seller may instruct an independent expert (e.g., an auditor) to submit a report and determine the fair market value of such consideration or the respective EB KG share. The costs incurred as a result of instructing such expert are to be borne by the Seller and the Purchaser in accordance with Section 91 ZPO. The results of such opinion shall be conclusive with respect to the fair market value of the consideration or the respective EB KG share, as the case may be.
5.	Balancing/set-off of receivables and debts

5.1	As of 29 February 2008, EB KG had a claim against Seller for financial contributions owed pursuant to the JVA in the amount of EUR 4,201,000.00. As of the same date, EB KG owed an amount of EUR 4,445,000.00 to EB USA regarding royalties and advertising. Accordingly, there is a balance in the amount of EUR 244,000.00 in favor of EB USA. The balance is calculated without consideration of withholding tax.

EB USA confirms towards the Purchaser and EB KG that there are no further claims for periods up to 29 February 2008, including any claims for advertising usage fees or photo costs.

5.2	The Parties hereby declare and accept a set-off with respect to an amount of EUR 4,201,000.00.

5.3	EB KG hereby confirms that EB USA waived the balance of EUR 244,000.00 on 1 March 2008 and that the waiver was accepted by EB KG. The waiver was recorded to the credit of the account “capital reserves” (capital account II) on 1 March 2008.

5.4	For the avoidance of doubt, EB USA may claim and bill to EB KG, and EB KG shall pay to EB USA on the Signing Date, costs incurred by EB USA on behalf of EB KG for photo/advertising from 1 March 2008 to the Signing Date.

6.	Representations and Warranties by the Seller

6.1	The Seller hereby represents to the Purchaser by way of an independent guarantee (selbständige Garantie) pursuant to Section 311 para. 1 BGB that the following statements are complete and correct as of the Signing Date and as of the Transfer Date:
(a)	The Seller holds unrestricted legal and beneficial title (uneingeschränkte rechtliche und wirtschaftliche Inhaberschaft) to, and is free to dispose of the Seller LP Interests and the Seller Share.

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(b)	Neither the Seller LP Interests nor the Seller Share are pledged (verpfändet), attached (gepfändet) or otherwise encumbered (belastet) with any third party rights.
6.2	To the extent legally permissible, all explicit or implied representations or warranties by the Seller which might exist under statutory law or otherwise other than those contained in this Agreement are excluded. Furthermore, all other and further reaching rights and remedies of the Purchaser which might exist under statutory law other than those contained in this Agreement, are excluded, including (i) any right of Purchaser to withdraw (zurücktreten) from this Agreement or to require the winding up of the transaction contemplated hereunder (e.g. by way of großer Schadenersatz or Schadenersatz statt der Leistung), (ii) any claims for breach of pre-contractual obligations (culpa in contrahendo), including but not limited to claims arising under Sections 241 (2), 311 (2) (3) BGB) (iii) any claims based on frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage), (iv) all remedies of Purchaser for defects of the purchase object under Sections 437 through 441 BGB, provided, however, that (a) claims for specific performance (Erfüllung) and (b) claims based on Seller’s fraud (Arglist) or wilful misconduct (Vorsatz) shall not be excluded.

7.	Remedies of the Purchaser / Limitation of Liability / Statute of Limitation

7.1	In the event that any of the representations of the Seller in Section 6 is materially incorrect or incomplete, the Seller shall put the Purchaser in the same position it would be in if the representation had been correct and complete, either by providing within a reasonable period of time for such position in kind (Naturalrestitution), or by paying to the Purchaser an amount necessary to indemnify (freistellen) the Purchaser against all damages (excluding, however incidental or consequential damages and losses of profit and legal fees and expenses of professional advisers) which the Purchaser would not have suffered if the respective representation of the Seller had been correct and complete. Any advantages resulting from the breach (Vorteilsausgleich) shall be taken into account. Unless provided otherwise herein, Sections 249 through 254 BGB shall apply.

7.2	The Seller’s liability under this Agreement shall be limited, to the extent legally permitted, to an amount of EUR 500 (Euro five hundred).

7.3	Any claims of the Purchaser against the Seller under this Agreement shall be time-barred (verjähren) twelve (12) months after the Signing Date.

8.	New License Agreement

The Seller, EBID and EB KG hereby agree to cancel the Old License Agreement and replace it by a new license agreement attached hereto as Annex 8.

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9.	Termination of the participation in the JVA / Indemnification by the Purchaser

9.1	Heinrich Heine, SportScheck and the Seller have agreed to accept Seller’s termination of the JVA with economic effect as of the Effective Date as set forth in the written declaration of Heinrich Heine, SportScheck and the Seller attached hereto as Annex 9.1.

9.2	Under the JVA, in particular Section 4.04, Heinrich Heine, SportScheck and the Seller have agreed on certain funding obligations towards EB KG. The Purchaser hereby indemnifies (freistellen) and holds the Seller harmless (schadlos stellen) from and against any funding obligations and capital contribution obligations towards EB KG which the Seller might have under the JVA.

9.3	The Purchaser shall indemnify and hold the Seller harmless from and against any liability of the Seller
(a)	arising under or in connection with Section 172 para. 4 HGB as a result of actions taken or omitted by the Purchaser after the Signing Date, and/or

(b)	resulting from or existing with respect to Seller’s position or capacity as shareholder of EB GmbH or EB KG prior to or on the Signing Date.
9.4	The Purchaser shall keep the Seller informed regarding the commencement of any claim, charge or other proceeding which may give rise to a claim against the Seller under this Section 9. Upon written request, the Purchaser shall ensure that the Seller is provided with all relevant documents and other information reasonably required by the Seller to evaluate the potential liability of the Seller or the Purchaser in connection therewith. The Seller shall, at its request, be given the opportunity to participate in settlement conferences and legal proceedings. The Purchaser undertakes not to (and cause EB KG and EB GmbH not to) make an admission of liability, compromise or settlement of a third party claim that may damage the reputation or goodwill of Seller without the prior written consent of the Seller, such consent not to be unreasonably withheld.

10.	Taxes

10.1	If with respect to EB KG operational taxes (betriebliche Steuern) or ancillary charges (steuerliche Nebenleistungen) are increased as a result of new tax assessments, modified tax assessments or tax audits of any kind which refer to periods until 1 March, 2008 and for which no appropriate provisions were made in the financial statement as of 1 March 2008, the Purchaser shall pay, or cause EB KG to pay, such taxes allocable to Seller’s pro rata share of ownership in the EB KG.

10.2	If with respect to EB KG operational taxes (betriebliche Steuern) or ancillary charges (steuerliche Nebenleistungen) are reduced as a result of new tax assessments, modified tax assessments or tax audits of any kind which refer to periods until 29 February 2008, the Purchaser shall be entitled to retain any such reduction amount.

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10.3	The Purchaser shall indemnify and hold the Seller harmless from any and all taxes on profits allotted to the Seller with respect to periods until the Transfer Date.

10.4	In the unlikely event that the German Central Office for Taxes (the “Tax Office”) does not approve the application of EBID of 29 May 2008 for a certificate of exemption on the basis of the double taxation agreement between the Federal Republic of Germany and the United States of America, the Purchaser shall pay any withholding tax regarding the amount set off pursuant to section 5.2 and shall hold EB USA harmless with respect to any liability pertaining to such withholding tax.

EB USA hereby assigns any claim for refund to the Purchaser and authorizes the Purchaser to challenge any adverse decision of the Tax Office and request a refund of withholding tax payable on the amounts set off pursuant to section 5. Furthermore, EB USA will support the Purchaser in making all necessary applications and filings. Should EB USA fail to support the Purchaser as described the limitation under Section 7.2. of this Agreement shall not apply. The notary has instructed the Parties about the provisions of Sec 46 German Tax Code (Abgabenordnung).

11.	Public Announcements and Confidentiality

11.1	The Parties shall keep secret and strictly confidential all Confidential Information.

11.2	In particular, the Parties (i) shall not divulge and shall use their best efforts to prevent the divulgence to third parties of any Confidential Information and (ii) shall neither directly nor indirectly exploit Confidential Information on a commercial basis and shall make no use of Confidential Information unless otherwise agreed to in writing by the Purchaser.

11.3	Neither of the Parties shall make any public statements with respect to this Agreement and the transactions contemplated herein, without the consent of the other Party.

11.4	The Parties agree however, that the facts listed in Annex 11.4 may be content of public statements of either party. As far as Annex 11.4 includes information which at present is Confidential Information as defined in Section 11.1 and 11.2, this information may become known by a third party or become part of the public domain in any manner without being considered a default of a Party.

11.5	The obligations in this Section 11 shall not apply to any Confidential Information that can be proved to have been or become part of the public domain other than by default of a Party.

11.6	Nothing in this Section shall prevent any Party from (i) disclosing Confidential Information to legal and tax advisers who are under obligation of secrecy and need to know the Confidential Information or from (ii) making any disclosures or statements required by law, except that the disclosing Party shall use all reasonable efforts to notify and consult with the other Party prior to making any such disclosure or statements under (ii).

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12.	Notices

12.1	All notices and other communications hereunder shall be made in writing and shall be sent by telefax, mail or courier to the following addresses:

If to the Seller and EBID:

Eddie Bauer, Inc. 10401 NE 8th Street, Suite 500 Bellevue, Washington 98004 U.S.A. Attention: General Counsel

If to the Purchaser:

Werner Schulz, Pfinztalstraße 4, 76227 Karlsruhe, Germany

If to EB KG

Eddie Bauer GmbH & Co. KG, Geschäftsleitung — Herrn Werner Schulz, Rotwandweg 3a, D-82024 Taufkirchen, Germany

If to EB GmbH

Verwaltung Eddie Bauer GmbH, Geschäftsleitung — Herrn Werner Schulz, Rotwandweg 3a, D-82024 Taufkirchen, Germany

or to such other recipients or addresses which may be notified by any Party to the other Parties in the future in writing.
12.2	The receipt of a copy by the persons indicated above as recipients of copy shall not constitute receipt of a document nor shall it be necessary for the validity of a notice or any other communications.

13.	Costs and Expenses

All costs, including fees, expenses and charges, in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the fees and expenses of professional advisors, shall be borne by the Party commissioning such costs. The Purchaser shall bear the notarization costs.

14.	Miscellaneous

14.1	All Annexes to this Agreement constitute an integral part of this Agreement. In the case of a conflict between any Annex and the provisions of this Agreement, the provisions of this Agreement shall prevail.

14.2	Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless another form is required by mandatory law.

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14.3	Wherever this Agreement requires the disclosure of or otherwise refers to a contract or other agreement, such disclosure requirement or other reference shall apply to and include all ancillary agreements, amendments, side letters, waivers and similar documents, if any, related thereto.

14.4	If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

14.5	Without the written consent of the other Parties, no Party shall be entitled to assign any rights or claims under this Agreement.

14.6	No Party shall be entitled to set-off (aufrechnen) or net (verrechnen) against any claims of any other Party under or in connection with this Agreement or to exercise any right of retention (Zurückbehaltungsrecht). This shall not apply to the set-off as per Section 5.2. of this Agreement.

14.7	This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws; this choice of law shall also apply to the set-off and the underlying receivables and debts as per Section 5 of this Agreement. The Parties expressly agree that the United Nations convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

14.8	All disputes arising under or in connection with this Agreement or its validity shall be finally settled by the Regional Court (Landgericht) of Munich to the extent legally permissible.

14.9	In the event that, for whatever reason, any provision hereof is ineffective, unlawful or impracticable, any such ineffectiveness, unlawfulness or impracticability shall not affect the remaining provisions hereof. Any such ineffective, unlawful or impracticable provision shall be replaced by an effective, lawful and practicable provision corresponding to the economic interests of the parties. The same shall apply in the event of gaps (Vertragslücken) in this Agreement.

14.10	This Agreement shall supersede any prior agreement between the Parties, except for the New License Agreement between EBID and EB KG attached as Annex 8.
Munich, June 26, 2008

/s/ Werner Schultz

Werner Schultz

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/s/ Ulrich Goebel

Ulrich Goebel

/s/ Matthias Engel

Matthias Engel